ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made this 5th day of August, 2011, by and among Visual Network Design, Inc., a Nevada corporation f/k/a Cahaba Pharmaceuticals, Inc. (“Assignor”), Navesink SPV 1, Inc., a Delaware corporation (“Assignee”), DataCom Systems, Incorporated, a Nevada corporation (“Sub Borrower”), Crystal Finance LLC (“Crystal”), Jack Bailey (“Bailey), Ken Anderson (“Anderson,” and together with Crystal and Bailey, the “Pledgors”), and Gottbetter & Partners, LLP, in its capacity as collateral agent (in such capacity, “Collateral Agent”) for the holders (the “Buyers”) of the 10% Secured Convertible Promissory Notes of Assignor, due March 15, 2012 (“the CAHA Notes”).

W I T N E S S E T H:

WHEREAS, Assignor has sold an aggregate of $300,000 principal amount of CAHA Notes to the Buyers pursuant to a securities purchase agreement among Assignor and the Buyers (the “Securities Purchase Agreement”) in an offering (the “Note Offering”) which was conducted pursuant to the exemption from registration provided by Rule 506 of Regulation D, Regulation S and/or Section 4(2) under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, to provide Sub Borrower with working capital during the negotiation of certain proposed transactions between Assignor and Sub Borrower (the “Transactions”), Assignor used the net proceeds of the Note Offering to provide Sub Borrower, pursuant to a Bridge Loan Agreement between Sub Borrower and Assignor (the “Bridge Loan Agreement”), with a temporary loan in the aggregate principal amount of $300,000 in exchange for a 10% secured bridge loan promissory note (the “DataCom Note”); and

WHEREAS, Sub Borrower and Assignor are no longer contemplating the Transactions and wish to terminate their relationship; and

WHEREAS, Assignor has agreed to assign and Assignee has agreed to assume all of Assignor’s rights, privileges, obligations and duties in connection with the CAHA Notes, as modified hereby, as well as the DataCom Note (collective, the “Assignment”); and

WHEREAS, each of the Sub Borrower, Pledgors, Buyers and Collateral Agent acknowledge and consent to the Assignment;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I – CAHA NOTES

1.1. Acknowledgement of Termination of Securities Purchase Agreement.  Effective upon the execution and delivery of this Agreement, the Securities Purchase Agreement is being terminated by the parties thereto, pursuant to the Amendment and Consent Agreements of even date herewith, between Assignor, Assignee and each Buyer (the “Buyer Consents”).

1.2. Assignment and Assumption of CAHA Notes. Assignor hereby assigns to Assignee, and Assignee hereby assumes from Assignor, all of Assignor’s rights, duties, privileges and obligations in and under the CAHA Notes.

1.3. Acknowledgement of Amendment and Restatement of CAHA Notes.  Effective upon the execution and delivery of this Agreement, the CAHA Notes are hereby amended and restated in their entirety, pursuant to the Buyer Consents, to read as set forth in Exhibit A hereto.

1.4. Assignment and Assumption of Pubco Security Agreement. Assignor hereby assigns to Assignee, and Assignee hereby assumes from Assignor, all of Assignor’s rights, duties, privileges and obligations in and under the Pubco Security Agreement among Assignor and Collateral Agent (the “Pubco Security Agreement”).  Collateral Agent hereby consents to such assignment and assumption.  Subject to such assignment and assumption, the Pubco Security Agreement shall remain in full force and effect.

ARTICLE II – DATACOM NOTE

2.1. Assignment and Assumption of Bridge Loan Agreement. Assignor hereby assigns to Assignee, and Assignee hereby assumes from Assignor, all of Assignor’s rights, duties, privileges and obligations in and under the Bridge Loan Agreement.  Sub Borrower and each Pledgor hereby consents to such assignment and assumption.

2.2. Transfer of DataCom Note. In consideration of the Assignee’s assumption of Assignor’s obligations and duties under the CAHA Note, Assignor hereby transfers and assigns to Assignee all of Assignor’s rights title and interest in and to the DataCom Note.  Assignee hereby agrees that the outstanding principal amount of the DataCom Note is Two Hundred Eighty-four Thousand Nine Hundred Seventy-four and 29/100 Dollars ($284,974.29) and that interest payable on the DataCom Note shall be calculated based on that principal amount from the original issue date of the DataCom Note.  No interest has been paid on the DataCom Note to date.  Sub Borrower and each Pledgor hereby consents to such assignment and transfer.

2.3. Acknowledgement of DataCom Security Agreement. Reference is made to the DataCom Security Agreement among Sub Borrower and Collateral Agent as collateral agent for the Buyers (the “DataCom Security Agreement”), pursuant to which Sub Borrower granted a security interest in and to certain collateral to the Collateral Agent.  The parties acknowledge and agree that the DataCom Security Agreement shall continue in full force and effect, and the Collateral (as defined in the DataCom Security Agreement) shall continue to secure the obligations under the CAHA Notes, as the same are amended and assigned and assumed pursuant to this Agreement.

2.4. Pledge Agreement. Reference is made to the Pledge Agreement, among Assignor, each Pledgor and Collateral Agent, as collateral agent for the Buyers (the “Pledge Agreement”), pursuant to which Pledgors have pledged certain securities of Sub Borrower to the Collateral Agent.  Assignor hereby assigns to Assignee, and Assignee hereby assumes from Assignor, all of Assignor’s rights, duties, privileges and obligations in and under the Pledge Agreement.  The parties acknowledge and agree that the Pledge Agreement shall continue in full force and effect, and the Pledged Shares (as defined in the Pledge Agreement) shall continue to secure the obligations under the CAHA Notes, as the same are amended and assigned and assumed pursuant to this Agreement.

2.5. General Release of Assignor.  For and in consideration of the covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Pledgors and Sub Borrower hereby covenants not to sue and hereby fully, finally and forever completely releases Assignor of and from any and all claims, actions, obligations, liabilities, demands and/or causes of action, of whatever kind or character, whether now known or unknown which such party may have or might claim to have against the Assignor for any and all injuries, harm, damages (actual and punitive), costs, losses, expenses, attorneys’ fees and/or liability or other detriment, if any, whenever incurred or suffered by such party arising from, relating to, or in any way connected with, any fact, event, transaction, action or omission that occurred or failed to occur on or prior to the date of this Agreement.

ARTICLE III – MISCELLANEOUS

3.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

3.2. Successors. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by, the respective successors and permitted assigns of the parties hereto.

3.3. Counterparts. This Agreement may be executed in any number of counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed by facsimile signature.

3.4. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

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IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Assumption Agreement to be duly executed as of the date and year first above written.

ASSIGNOR: VISUAL NETWORK DESIGN, INC. By: /s/ Kenneth Spiegeland Name: Kenneth Spiegeland Title: Chief Executive Officer	ASSIGNEE: NAVESINK SPV 1, INC. By: /s/ Alan Goddard Name: Alan Goddard Title: President
PLEDGORS: Crystal Finance LLC By: /s/ Peter Gallic Name: Peter Gallic Title: Managing Member /s/ Jack Bailey Jack Bailey /s/ Ken Anderson Ken Anderson
SUB BORROWER: DATACOM SYSTEMS, INCORPORATED By: /s/ Jack Bailey Name: Jack Bailey Title: CEO	COLLATERAL AGENT: GOTTBETTER & PARTNERS, LLP, as Collateral Agent By: /s/ Adam S. Gottbetter Name: Adam S. Gottbetter Title: Managing Partner

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